Exhibit 99.2

JBS S.A. has made available on its website the following materials with information about its corporate reorganization. A registration statement on Form F-4 with respect to the transaction described has been filed with the SEC with the file number 333-273211.

JBS to Pursue Dual Listing in Brazil and US to Deliver Value to Shareholders

Leading Global Food Company to List on São Paulo and New York Stock Exchanges

Jul 12, 2023

JBS, a leading global food company, today announced a proposal to list company shares on the São Paulo Stock Exchange (B3 S.A.—Brasil, Bolsa, Balcão or “B3”), using Brazilian Depository Receipts (BDRs), and the New York Stock Exchange (“NYSE”), in order to better reflect the company’s global presence and unlock value for shareholders.

“Today, JBS presents a transformative value proposition to its shareholders and the market that will unlock the potential value of our global company for all stakeholders,” said Gilberto Tomazoni, JBS Global CEO. “The dual listing strategy will accelerate our capacity for diversification and growth into more branded and value-added food products, reduce our cost of capital and generate greater returns for shareholders, while creating opportunities for the communities where we operate and for our more than 260,000 team members around the world.”

Under the proposal, Level II BDRs will be traded on B3, backed by Class A shares listed on the NYSE. Minority shareholders may cancel BDRs at any time to directly hold Class A shares. A dividend distribution linked to the dual listing will be part of the transaction, given the strategic relevance of the proposal.

With annual revenues of R$375 billion, JBS operates a diversified, global food production platform, with operations and commercial offices in 24 countries, and over 330,000 customers in more than 190 countries. Established in Brazil 70 years ago, nearly 60% of its global workforce resides in Brazil, producing food and related products in more than 130 production facilities spread across all regions of the country. The company also has significant operations in North America, Europe, the UK, Australia and New Zealand.

“This proposal will enhance transparency and strengthen corporate governance, attracting a broader base of investors with greater financial capacity,” said Guilherme Cavalcanti, JBS Global CFO. “Importantly, the proposal will provide flexibility to finance growth through the issuance of equity while reducing the cost of capital, allowing the company to compete on an equal footing with global peers.”

The company’s proven operational structure, including assets, supply chains and financial flows around the world, is not impacted by the proposed dual listing, creating certainty for employees, producers and customers. The company will be subject to regulations set forth by the U.S. Securities and Exchange Commission (SEC), NYSE and the Brazilian Securities Commission (CVM).

“The market has patiently requested this next step from our company, and we believe we have responded with a compelling proposal that reinforces our commitment to Brazil, creates value for our stakeholders and should be well received by minority shareholders and the market,” stated Tomazoni.

Learn More About This Proposal: Please visit jbs.com.br/en/duallisting for more information.

About JBS

JBS is one of the leading food companies in the world, with a diversified, global platform of products including beef, pork, poultry, lamb, fish and alternative protein offerings. The company has more than 260,000 team members and over 330,000 customers in more than 190 countries. JBS offers a comprehensive portfolio of well-recognized brands, including Seara, Swift, Pilgrim’s Pride, Moy Park, Primo and Just Bare.

Disclaimer:

This press release is for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such an offer, solicitation or sale would be illegal in the absence of registration or qualification under the securities laws of such jurisdiction.

Statements contained in this press release (or the documents it incorporates by reference) that are not facts or historical information may be forward-looking statements. These forward-looking statements may, among other things, include statements about the proposed transaction involving JBS N.V. and JBS S.A.; beliefs related to the creation of value as a result of the proposed transaction involving JBS N.V. and JBS S.A.; the intended timeline for completion of the operation; benefits and synergies of the operation; and any other statements regarding the future beliefs, expectations, plans, intentions, financial condition or performance of JBS N.V. and JBS S.A. In some cases, terms such as “estimate”, “project”, “anticipate”, “plan”, “believe”, “may”, “expect”, “anticipate”, “intend”, “planned”, “potential”, “could”, “will” and similar terms, or the negative of these expressions, may identify forward-looking statements. These forward-looking statements are based on the expectations and beliefs of JBS N.V. and JBS S.A. about future events and involve risks and uncertainties that could cause actual results to differ materially from current results.

This press release is being released in respect of the proposed transaction. In connection with the proposed transaction, JBS B.V. (to be renamed “JBS N.V.” upon its conversion into a public limited liability company (naamloze vennootschap) under Dutch law, at a future date) has filed a registration statement on Form F-4 (“Form F-4”) containing a prospectus with the Securities and Exchange Commission (the “SEC”). Additionally, JBS B.V. (or JBS N.V., as the case may be) may file other relevant materials in connection with the proposed transaction with the SEC. Security holders of JBS S.A. are urged to read the Form F-4 and prospectus regarding the proposed transaction and any other relevant materials carefully and in their entirety if and when they become available because they will contain important information about the proposed transaction and related matters. Security holders of JBS S.A. and investors may obtain a copy of the Form F-4, the prospectus, the filings with the SEC that will be incorporated by reference into the prospectus as well as other filings containing information about the proposed transaction free of charge at the SEC’s website (www.sec.gov) or JBS S.A.’s website (https://ri.jbs.com.br/en/) or by contacting JBS S.A.’s Investor Relations department. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.